CUMMINS INC. EXCESS BENEFIT RETIREMENT PLAN

Amended and Restated as of January 1, 2014
with amendments through July 2014

TABLE OF CONTENTS

i

Article I
GENERAL PROVISIONS
Section 1.01.    History and Restatement. Cummins Inc. (“Company”) established the Excess Benefit Retirement Plan of Cummins Engine Company, Inc. (“Plan”), effective March 1, 1984, and it has amended the Plan on several occasions since that time. The Company restated the Plan effective January 1, 2008 to comply with the requirements of the final regulations under Code Section 409A, and restated the Plan again effective as of January 1, 2009. The Plan is again amended and restated effective as of January 1, 2014, to incorporate certain changes to the terms of the Plan.
Section 1.02.    Application of Restatement. Neither the 2009 restatement nor the current restatement shall apply to any benefits under the Plan accrued and vested on or before December 31, 2004 (“Grandfathered Benefit”), and Grandfathered Benefits shall continue to be governed by the terms and conditions of the Plan as in effect on December 31, 2007; provided, however, the individual entitled to receive benefits following a Participant’s death shall be determined pursuant to this restatement.
Section 1.03.    Purpose. Code Section 415 imposes limits on the maximum benefit that can be paid to a participant under a qualified retirement plan, and Code Section 401(a)(17) limits the amount of annual compensation that can be taken into account in calculating a participant’s benefit under a qualified retirement plan. The purpose of the Plan is to provide additional retirement benefits for a select group of management or highly compensated employees to compensate them for the reduction in the benefits that would otherwise have been payable to them under the Pension Plan were it not for the limitations imposed by Code Sections 415 and 401(a)(17). The Company intends for the Plan to qualify as an unfunded arrangement maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201, 301 and 401. The Company also intends for the Plan to satisfy the applicable requirements of Code Section 409A.
Section 1.04.    Grantor Trust. The Company has established a grantor trust to hold assets for the provision of certain benefits under the Plan as well as other Employer benefits. Assets of the Trust are subject to the claims of the Employer’s general creditors.
ARTICLE II
DEFINITIONS AND INTERPRETATION
Section 2.01.    Definitions. When the first letter of a word or phrase is capitalized herein, the word or phrase shall have the meaning specified below:
(a)    “Administrator” means the Company’s Benefits Policy Committee or such other person that the Board designates as Administrator. To the extent that the Administrator delegates a duty or responsibility to an agent, the term “Administrator” shall include such agent.

(b)    “Affiliated Employer” means (i) a member of a controlled group of corporations (as defined in Code Section 414(b)) of which the Company is a member or (ii) an unincorporated trade or business under common control (as defined in Code Section 414(c)) with the Company.
(c)    “Affirmation of Domestic Partnership” means an Applicable Form for affirming the relationship between a Participant and his Domestic Partner.
(d)    “Alternate Payee” has the meaning set out in ERISA Section 206(d)(3)(K).
(e)    “Annuity Starting Date” means the first day of the month following the earlier of (i) the later of the Participant’s (A) Termination of Employment or (B) 55th birthday or (ii) the Participant’s death; provided, however, the “Annuity Starting Date” with respect to a Participant who Terminated Employment with a Vested Excess Benefit on or before December 31, 2004, and whose entire benefit under the Plan was accrued and vested as of his Termination of Employment, shall continue to be the same as the annuity starting date with respect to the Participant under the Pension Plan.
(f)    “Applicable Form” means a form provided by the Administrator for making an election or designation under the Plan. To the extent permitted by the Administrator, an Applicable Form may be provided and/or an election or designation made electronically.
(g)    “Beneficiary” means the person or entity entitled to receive a benefit with respect to a Participant (i) following his death before his Annuity Starting Date or (ii) following his death after his Annuity Starting Date, if any benefits are payable under the form of distribution in effect at the time of the Participant’s death following the death of the Participant and his Joint Annuitant, if any. A Participant’s Beneficiary shall be determined as provided in Section 4.06.
(h)    “Benefit Claim” means a request or claim for a benefit under the Plan, including a claim for greater benefits than have been paid.
(i)    “Board” or “Board of Directors” means the Company’s board of directors or, where the context so permits, its designee.
(j)    “Change of Control” means the occurrence of any of the following:
(1)    there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted in whole or in part into cash or other securities or property, other than a merger of the Company in which the holders of the Company’s common stock immediately before the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange, or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or
(2)    the liquidation or dissolution of the Company, or

(3)    any ‘person’ (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’)), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, or otherwise, or
(4)    at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two-year period, or
(5)    any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A or Regulation 14A promulgated under the Exchange Act.
Notwithstanding the preceding provisions, an event or series of events shall not constitute a Change of Control unless the event or series of events qualifies as a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation within the meaning of Code Section 409A(a)(2)(A)(v).
(k)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(l)    “Company” means Cummins Inc.
(m)    “Denial” or “Denied” means a denial, reduction, termination, or failure to provide or make payment (in whole or in part) of a Plan benefit.
(n)    “Domestic Partner” means a person of the same or opposite sex (i) with whom the Participant has a single, dedicated relationship and has shared the same permanent residence for at least six months, (ii) who is not married to another person or part of another domestic partner relationship and is at least age 18, (iii) who, with the Participant, is mutually responsible for the other’s welfare, (iv) who, with the Participant, intends for their relationship to be permanent, (v) who is not so closely related to the Participant as to preclude marriage under state law, and (vi) for whom there is an Affirmation of Domestic Partnership on file with the Administrator. In determining whether the requirements of clauses (i) through (v) of the preceding sentence have been satisfied, the Administrator may rely on the Affirmation of Domestic Partnership filed with the Administrator.

(o)    “Domestic Relations Order” has the meaning specified in Code Section 414(p)(1)(B).
(p)    “Employee” means a common law employee of an Employer, excluding, however, any person paid through the payroll of an unrelated third party, even if such person is determined to be a common law employee of an Employer; and provided that no employee of any North American distributorship acquired by the Company in 2013 or subsequent years shall be considered an Employee for purposes of the Plan until such time as the distributorship has been integrated, as determined by the Company in its sole discretion, into Cummins Inc.
(q)    “Employer” means the Company and all of its Affiliated Employers.
(r)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(s)    “Excess Benefit” means, with respect to a Participant as of any date, a benefit equal to the excess, if any, of (i) the benefit that would have been payable to, or with respect to, the Participant under the Pension Plan as of such date in the same form and with the same Annuity Starting Date, if the amount of such benefit were calculated without giving effect to the Qualified Plan Limits, over (ii) the benefit that would be payable to, or with respect to, the Participant under the Pension Plan as of such date in the same form and with the same Annuity Starting Date, after giving effect to the Qualified Plan Limits.
(t)    “Grandfathered Benefit” has the meaning specified in Section 1.01.
(u)    “Joint Annuitant” means the survivor annuitant under an annuity benefit payable to the Participant pursuant to the Plan.
(v)    “Married” means, with respect to a Participant, that the Participant has a Spouse.
(w)    “Non-Grandfathered Benefit” means a benefit under the Plan that is not a Grandfathered Benefit.
(x)    “Participant” means an Employee (or former Employee) who is (or was) a participant in the Pension Plan and who has an Excess Benefit. An individual shall cease to be a Participant at such time as he no longer has an Excess Benefit.
(y)    “Pension Plan” means the Cummins Inc. and Affiliates Pension Plan, as amended from time to time.
(z)    “Plan” means the Cummins Inc. Excess Benefit Retirement Plan, as set out herein and as amended from time to time hereafter.
(aa)    “Present Actuarial Value” means the present value of a future stream of payments, as determined by the Administrator using:

(1)    the mortality table based on the commissioner’s standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which present value is determined (without regard to any other subparagraph of Code Section 807(d)(5)), that is prescribed by the Commissioner of the Internal Revenue Service in revenue rulings, notices, or other guidance published in the Internal Revenue Bulletin; and
(2)    the annual interest rate on 30-year U.S. Treasury Bonds as specified by the Commissioner of the Internal Revenue Service in revenue rulings, notices, or other guidance published in the Internal Revenue Bulletin for the fourth month preceding the first day of the calendar quarter in which the Participant’s Annuity Starting Date falls.
(bb)    “Qualified Joint and Survivor Annuity” means an immediate level monthly annuity for the life of a Participant with a survivor annuity for the life of the Participant’s surviving Spouse in a monthly amount equal to 50% of the amount payable during the joint lives of the Participant and his Spouse.
(cc)    “Qualified Plan Limits” means the limitation on compensation that may be taken into account under a qualified retirement plan, as provided in Code Section 401(a)(17), and the dollar limitation on annual benefits under a qualified retirement plan, as provided in Code Section 415.
(dd)    “Service” means the Participant’s service for vesting purposes credited under the Pension Plan.
(ee)    “Single Life Annuity” means a level monthly annuity payable to the Participant for his life, or, where the context permits, a level monthly annuity payable to the Joint Annuitant for his life.
(ff)    “Specified Employee” means, with respect to the 12-month period beginning on the Specified Employee Effective Date, an individual who, (i) during any part of the 12-month period ending on the Specified Employee Identification Date, is in salary grade 99 or compensation class 6, or (ii) is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i) and the guidance thereunder.
(gg)    “Specified Employee Effective Date” means, in the case of an Employee who Terminates Employment before December 31, 2009, the April 1 next following the Specified Employee Identification Date, and, in the case of an Employee who Terminates Employment after December 31, 2009, the January 1 next following the Specified Employee Identification Date.
(hh)    “Specified Employee Identification Date” means December 31.
(ii)    “Spouse” means (i) the person to whom the Participant is married in accordance with applicable law of the jurisdiction in which the Participant resides, or (ii) in the case of a Participant not described in clause (i), the Participant’s Domestic Partner.

(jj)    “Terminates Employment”, “Termination of Employment” or any variation thereof refers to a separation from service within the meaning of Code Section 409A(a)(2)(A)(i) for a reason other than Participant’s death.
(kk)    “Trust” means the grantor trust established by the Company to provide a source for the payment of retirement benefits under the Plan and benefits under certain other Employer programs.
(ll)    “Trustee” means the Trustee of the Trust.
(mm)    “Vested” means, with respect to a Participant, the portion of the Participant’s Excess Benefit in which the Participant has a non-forfeitable interest, to the extent provided herein.
Section 2.02.    Rules of Interpretation.
(a)    The Plan is intended to comply with (i) Code Section 409A and (ii) the applicable provisions of ERISA, and it shall be interpreted and administered in accordance with such intent. Except as provided in the preceding sentence or as otherwise expressly provided herein, the Plan shall be construed, enforced, and administered, and the validity thereof determined, in accordance with the internal laws of the State of Indiana, without regard to conflict of law principles, and the following provisions of this Section.
(b)    Words used herein in the masculine shall be construed to include the feminine, where appropriate, and vice versa, and words used herein in the singular shall be construed to include the plural, and vice versa, where appropriate.
(c)    Headings and subheadings are inserted for convenience of reference only and shall not affect the interpretation of any provision hereof.
(d)    If any provision of the Plan shall be held to violate the Code or ERISA or be illegal or invalid for any other reason, that provision shall be deemed null and void, but the invalidation of that provision shall not otherwise affect the Plan.
(e)    Reference to any provision of the Code, ERISA, or other law shall be deemed to include a reference to the successor of such provision.
ARTICLE III
VESTING OF EXCESS BENEFIT AND FORFEITURES
Section 3.01.    Vesting. A Participant’s interest in his Excess Benefit shall become 100% Vested upon the earliest to occur of (i) the Participant’s completion of three years of Service or, (ii) while the Participant is an Employee, his (A) death or (B) disability within the meaning of the Pension Plan.
Section 3.02.    Forfeitures. A Participant shall forfeit his rights to any non-Vested Excess Benefit under the Plan upon his Termination of Employment.

ARTICLE IV
DISTRIBUTIONS
Section 4.01.    Timing of Distributions. A Participant’s Vested Excess Benefit shall be paid, or commence to be paid, on the Participant’s Annuity Starting Date in the form determined pursuant to this Article.
Section 4.02.    Distributions Upon Termination.
(a)    If a Participant Terminates Employment, his Vested Excess Benefit shall be distributed pursuant to this Section; provided, however, if the Participant dies before his Annuity Starting Date, no benefits shall be paid pursuant to this Section, and the only benefits with respect to the Participant shall be paid pursuant to Section 4.03.
(b)    Notwithstanding the following provisions of this Section, if the Present Actuarial Value of the benefits payable to a Participant (and his Joint Annuitant, if applicable) pursuant to this Section, when added to the Present Actuarial Value of the benefits payable pursuant to the Company’s Supplemental Life Insurance and Deferred Income Plan is less than $25,000 (as determined on the date of the Participant’s Termination of Employment), then such Present Actuarial Value shall be paid to the Participant in a lump sum payment within 60 days following the Participant’s Termination of Employment.
(c)    Subject to Subsection (b), unless a Participant elects an optional form of distribution pursuant to Subsection (d), his Vested Excess Benefit shall be distributed (i) to him as a Single Life Annuity, if he is not Married on his Annuity Starting Date, and (ii) to him and his Spouse as a Qualified Joint and Survivor Annuity, if he is Married on his Annuity Starting Date.
(d)    A Participant may elect not to receive his Vested Excess Benefit in the normal form described in Subsection (c) and elect, instead, to receive his Vested Excess Benefit in one of the optional annuity forms of benefit then available under the Pension Plan. If the Participant elects an optional annuity form, the annuity amount shall be the actuarial equivalent of the normal form of benefit (as determined by the Administrator, using the applicable actuarial factors specified in the Pension Plan). A Participant’s election of an optional annuity form must be submitted to the Administrator in writing at least 30 days before his Annuity Starting Date (or such shorter period of time required by the Administrator), and the Participant may revoke his election at any time before his Annuity Starting Date by providing written notice to the Administrator. If the Participant elects an optional form of annuity with a survivor annuity, the survivor annuitant dies before the Participant’s Annuity Starting Date, and the Participant has not made a later election, the Participant’s Vested Excess Benefit shall be distributed in the normal form described in Subsection (c).
(e)    Notwithstanding the preceding provisions, if the Participant’s Vested Excess Benefit is paid as a life annuity to the Participant with a survivor annuity for his Spouse, and the Participant’s Spouse dies after the Participant’s Annuity Starting Date (but before the Participant dies), the Participant’s monthly benefit shall be increased to the monthly benefit that would have been payable if the Participant’s Vested Excess Benefit had been paid as a Single Life Annuity, beginning as of the first day of the month next following his Spouse’s death.

Section 4.03.    Survivor Benefits.
(a)    Except as provided in Section 4.02 with respect to a Participant who dies after his Annuity Starting Date or the following provisions of this Section, no benefits shall be payable pursuant to the Plan following a Participant’s death.
(b)    If a Participant dies before his Annuity Starting Date, and the survivor benefit payable to the Beneficiary of the Participant under the Pension Plan is less than the survivor benefit that would have been payable if such benefit were calculated without giving effect to the Qualified Plan Limits, the Company shall pay to the Participant’s Beneficiary a survivor benefit equal to the excess of (i) the survivor benefit that would have been payable to the Beneficiary, if paid under the Pension Plan as a Single Life Annuity beginning as of the Participant’s Annuity Starting Date, if such benefit were calculated without giving effect to the Qualified Plan Limits, over (ii) the survivor benefit that would be payable to the Beneficiary under the Pension Plan, if paid as a Single Life Annuity beginning as of the Participant’s Annuity Starting Date, after giving effect to the Qualified Plan Limits. Subject to the following sentence, the survivor benefit payable under this Subsection shall be a Single Life Annuity commencing as of the Participant’s Annuity Starting Date. If the Present Actuarial Value of the amounts payable pursuant to this Section when added to the Present Actuarial Value of the death benefits payable pursuant to the Supplemental Life Insurance and Deferred Income Plan is less than $25,000, then such Present Actuarial Value shall be paid to the Participant’s Beneficiary or Beneficiaries in a lump sum payment within 60 days following the Participant’s death.
(c)    If a Participant dies after his Annuity Starting Date, survivor benefits (if any) shall be paid to the Joint Annuitant pursuant to the form of payment in effect at the time of death.
Section 4.04.    Distributions Upon a Change of Control. Upon a Change of Control, notwithstanding any provision of the Plan to the contrary, each Participant and each Beneficiary or Joint Annuitant of a deceased Participant (if applicable), shall receive, in place of future payments under the Plan, a lump sum payment equal to the Present Actuarial Value of the Participant’s Vested Excess Benefit accrued to the date of the Change of Control and remaining to be paid under the Plan. In the case of a Participant who has not Terminated Employment, the lump sum Present Actuarial Value of the Vested Excess Benefit payable shall be calculated assuming that, solely for the purpose of reducing the benefit for early commencement, the Participant has already met the conditions for unreduced benefits under the Pension Plan at the earliest possible time, taking into consideration the Participant’s age and Service.
Section 4.05.    Delay in Payment for Specified Employees. Notwithstanding any provisions in the Plan to the contrary, if a Participant who is a Specified Employee Terminates Employment, the Participant’s Vested Excess Benefit shall not commence earlier than six months after the date of the Participant’s Termination of Employment. If the Excess Benefit is payable in the form of a monthly annuity, the sum of the monthly payments that are required to be delayed in accordance with this Section shall be paid with the first permitted monthly payment. Any delayed payments shall be increased by interest from the Participant’s Annuity Starting Date to the date on which his benefit payments begin at the applicable interest rate for retroactive annuity starting dates under the Pension Plan.

Section 4.06.    Designating a Beneficiary.
(a)    A Participant may designate a Beneficiary only by filing a completed Applicable Form with the Administrator during his lifetime. The Participant’s proper filing of a Beneficiary designation shall cancel the Participant’s prior Beneficiary designations under the Plan, if any. If the Participant does not designate a Beneficiary, or if all properly designated Beneficiaries die, the Participant’s Beneficiary shall be his Spouse, if living at the time of the Participant’s death, or if his Spouse is not then living, the individual(s), if any, named as the Participant’s beneficiary under his Employer-provided group life insurance program, who are living at the time of the Participant’s death or, if no such beneficiaries are then living, the Participant’s estate.
(b)    Except to the extent the Participant’s Beneficiary is the individual named as the Participant’s beneficiary under his Employer-provided group life insurance program pursuant to the preceding paragraph and such program otherwise provides, the following rules shall determine the apportionment of payments due under the Plan among Beneficiaries in the event of the death of the Participant:
(1)    If any Beneficiary designated by the Participant as a “Direct Beneficiary” dies before the Participant, his interest and the interest of his heirs in any payments under the Plan shall terminate and the percentage share of the remaining Beneficiaries designated as Direct Beneficiaries shall be increased on a pro rata basis. If no such Beneficiary survives the Participant, the Participant’s entire interest in the Plan shall pass to any Beneficiary designated as a “Contingent Beneficiary.”
(2)    If any Beneficiary designated by the Participant as a “Contingent Beneficiary” dies before the Participant, his interest and the interest of his heirs in any payments under the Plan shall terminate and the percentage share of the remaining Beneficiaries designated as Contingent Beneficiaries shall be increased on a pro rata basis.
(3)    If any Beneficiary dies after the Participant, but before payment is made to such Beneficiary, then the payment shall be made to the Beneficiary’s estate.
ARTICLE V
ADMINISTRATION OF PLAN
Section 5.01.    Powers and Responsibilities of the Administrator.
(a)    The Administrator shall have full responsibility and discretionary authority to control and manage the operation and administration of the Plan. The Administrator is authorized to accept service of legal process on behalf of the Plan. To the fullest extent permitted by applicable law, any action taken by the Administrator pursuant to a reasonable interpretation of the Plan shall be binding and conclusive on all persons claiming benefits under the Plan, except to the extent that a court of competent jurisdiction determines that such action was arbitrary or capricious.
(b)    The Administrator’s discretionary powers include, but are not limited to, the following:

(1)    to interpret Plan documents, decide all questions of eligibility, determine whether a Participant has Terminated Employment, determine the amount, manner, and timing of distributions under the Plan, and resolve any claims for benefits;
(2)    to prescribe procedures to be followed by a Participant, Beneficiary, or other person applying for benefits;
(3)    to appoint or employ persons to assist in the administration of the Plan and any other agents as it deems advisable;
(4)    to adopt such rules as it deems necessary or appropriate; and
(5)    to maintain and keep adequate records concerning the Plan, including sufficient records to determine each Participant’s eligibility to participate and his interest in the Plan, and its proceedings and acts in such form and detail as it may decide.
Section 5.02.    Indemnification. The Company shall indemnify and hold harmless the Administrator, any person serving on a committee that serves as Administrator, and any officer, employee, or director of an Employer to whom any duty or power relating to the administration of the Plan has been properly delegated from and against any cost, expense, or liability arising out of any act or omission in connection with the Plan, unless arising out of such person’s own fraud or bad faith.
Section 5.03.    Claims and Claims Review Procedure.
(a)    All Benefit Claims must be made in accordance with procedures established by the Administrator from time to time. If a Participant or his designated Beneficiary believes he is entitled to a benefit under the Plan that is not provided, he may file a written claim for payments under the Plan with the Administrator provided such claim is filed within 90 days of the date payments under the Plan are made or begin to be made, or the date the Participant or his designated Beneficiary believes payments should have been made, as applicable. A Benefit Claim and any appeal thereof may be filed by the claimant or his authorized representative.
(b)    The Administrator shall provide the claimant with written or electronic notice of its approval or Denial of a properly filed Benefit Claim within 90 days after receiving the claim, unless special circumstances require an extension of the decision period. If special circumstances require an extension of the time for processing the claim, the initial 90-day period may be extended for up to an additional 90 days. If an extension is required, the Administrator shall provide written notice of the required extension before the end of the initial 90-day period, which notice shall (i) specify the circumstances requiring an extension and (ii) the date by which the Administrator expects to make a decision.
(c)    If a Benefit Claim is Denied, the Administrator shall provide the claimant with written or electronic notice containing (i) the specific reasons for the Denial, (ii) references to the applicable Plan provisions on which the Denial is based, (iii) a description of any additional material or information needed and why such material or information is necessary, and (iv) a description of the applicable review process and time limits.
(d)    A claimant may appeal the Denial of a Benefit Claim by filing a written appeal with the Administrator within 60 days after receiving notice of the Denial. The claimant’s appeal shall be deemed filed on receipt by the Administrator. If a claimant does not file a timely appeal, the Administrator’s decision shall be deemed final, conclusive, and binding on all persons.
(e)    The Administrator shall provide the claimant with written or electronic notice of its decision on appeal within 60 days after receipt of the claimant’s appeal request, unless special circumstances require an extension of this time period. If special circumstances require an extension of the time to process the appeal, the processing period may be extended for up to an additional 60 days. If an extension is required, the Administrator shall provide written notice of the required extension to the claimant before the end of the original 60-day period, which shall specify the circumstances requiring an extension and the date by which the Administrator expects to make a decision. If the Benefit Claim is Denied on appeal, the Administrator shall provide the claimant with written or electronic notice containing a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Benefit Claim, as well as the specific reasons for the Denial on appeal and references to the applicable Plan provisions on which the Denial is based. The Administrator’s decision on appeal shall be final, conclusive, and binding on all persons, subject to the claimant’s right to file a civil action pursuant to ERISA Section 502(a).
(f)    Notwithstanding the foregoing claims and appeals procedures, to avoid an additional tax on payments that may be payable under the Plan, a claimant must make a reasonable, good faith effort to collect any payment or benefit to which the claimant believes he is entitled to hereunder no later than 90 days after the latest date upon which the payment could have been timely made pursuant to Code Section 409A, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.
ARTICLE VI
APPLICATION OF LIMITS ON PAYMENTS
Section 6.01.    Determination of Cap or Payment. Effective December 12, 2011, notwithstanding any other provision of the Plan to the contrary, if payment of the lump sum Present Actuarial Value of the Participant’s Vested Excess Benefit pursuant to Section 4.04 (“Accelerated Payment”) would cause some or all of the Accelerated Payment or any other payments made to or benefits received by the Participant in connection with a Change of Control (such payments or benefits, together with the Accelerated Payment, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Article VI, then the Total Payments shall be delivered either (a) in full or (b) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (a) or (b) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).
Section 6.02.    Procedures.
(a)    If the Participant or the Company believes that a payment or benefit due the Participant will result in some or all of the Total Payments being subject to the Excise Tax, then the Company, at its expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 6.01(b), and (iv) the net after-tax proceeds to the Participant, taking into account applicable federal, state and local income taxes and the Excise Tax if (x) the Total Payments were delivered in accordance with Section 6.01(a) or (y) the Total Payments were delivered in accordance with Section 6.01(b). The opinion of National Tax Counsel shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such National Tax Counsel opinion determines that Section 6.01(b) applies, then the Accelerated Payment or any other payment or benefit determined by such counsel to be includable in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
(b)    For purposes of this Article VI: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings given in Code Section 280G and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Code Section 280G(d)(4); (iii) the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iv) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4); and (v) the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Participant’s domicile, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(c)    If National Tax Counsel so requests in connection with the opinion required by this Section 6.02, the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant solely with respect to its status under Code Section 280G.
(d)    The Company agrees to bear all costs associated with, and to indemnify and hold harmless the National Tax Counsel from, any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Article VI, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.
(e)    This Article VI shall be amended to comply with any amendment or successor provision to Code Section 280G or Code Section 4999. If such provisions are repealed without successor, then this Article VI shall be cancelled without further effect.
ARTICLE VII
AMENDMENT AND TERMINATION
The Plan shall continue in force with respect to any Participant until the completion of any payments due hereunder. The Company may, however, at any time, amend the Plan to provide that no additional benefits shall accrue with respect to any Participant under the Plan; provided, however, that no such amendment shall (i) deprive any Participant, Joint Annuitant, or Beneficiary of any benefit that accrued under the Plan before the adoption of such amendment; (ii) result in an acceleration of benefit payments in violation of Code Section 409A and the guidance thereunder, or (iii) result in any other violation of Section 409A or the guidance thereunder. The Company may also, at any time, amend the Plan retroactively or otherwise, if and to the extent that it deems such action appropriate in light of government regulations or other legal requirements.
ARTICLE VIII
MISCELLANEOUS
Section 8.01.    Obligations of Employer. The Employer’s only obligation hereunder shall be a contractual obligation to make payments to Participants, Joint Annuitants, and Beneficiaries entitled to benefits provided for herein when due, and only to the extent such payments are not made from the Trust. Nothing herein shall give a Participant, Joint Annuitant, Beneficiary, or other person any right to a specific asset of an Employer or the Trust, other than as a general creditor of the Employer.
Section 8.02.    Employment Rights. Nothing contained herein shall confer any right on a Participant to be continued in the employ of any Employer or affect the Participant’s right to participate in and receive benefits under and in accordance with any pension, profit-sharing, incentive compensation, or other benefit plan or program of an Employer.
Section 8.03.    Non-Alienation. Except as otherwise required by a Domestic Relations Order, no right or interest of a Participant, Joint Annuitant, Beneficiary, or other person under the

Plan shall be subject to voluntary or involuntary alienation, assignment, or transfer of any kind. Payment shall be made to Alternate Payees as provided in a Domestic Relations Order.
Section 8.04.    Tax Withholding. The Employer or Trustee may withhold from any distribution hereunder amounts that the Employer or Trustee deems necessary to satisfy federal, state, or local tax withholding requirements (or make other arrangements satisfactory to the Employer or Trustee with regard to such taxes).
Section 8.05.    Other Plans. Amounts and benefits paid under the Plan shall not be considered compensation to the Participant for purposes of computing any benefits to which he may be entitled under any other pension or retirement plan maintained by an Employer.
Section 8.06.    Pension Plan Termination. If the Pension Plan is terminated in accordance with its terms, the obligation to provide any Excess Benefit accrued up to the termination date shall continue, but no benefits shall accrue hereunder after the effective date of the Pension Plan’s termination.
Section 8.07.    Liability of Affiliated Employers. If any payment to be made under the Plan is to be made on account of an Employee who is or was employed by an Employer other than the Company, the cost of such payment shall be borne in such proportions as the Company and the other Employer agree.
This Restatement of the Cummins Inc. Excess Benefit Retirement Plan has been signed by the Company’s duly authorized officer, acting of behalf of the Company, on this 1st day of July, 2014.
CUMMINS INC.

By:    /s/ Jill E. Cook
Name:    Jill E. Cook
Title:    Vice President — Human Resources